PORTLAND GENERAL ELECTRIC COMPANY

TO

HSBC BANK USA

(FORMERLY THE MARINE MIDLAND TRUST

COMPANY OF NEW YORK)

Trustee.

Forty-Seventh Supplemental Indenture

Dated: December 14, 2001

First Mortgage Bonds,

Second Series due 2002

Supplemental to Indenture of Mortgage and Deed of Trust,

dated July 1, 1945 of Portland General Electric Company.

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A TRANSMITTING UTILITY

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

        This FORTY-SEVENTH SUPPLEMENTAL INDENTURE (hereafter this "Supplemental Indenture"), dated December 14, 2001 is made by and between Portland General Electric Company, an Oregon corporation (hereinafter called the "Company"), and HSBC Bank USA (formerly The Marine Midland Trust Company of New York), a New York banking corporation and trust company (hereinafter called the "Trustee").

        WHEREAS, the Company has heretofore executed and delivered its Indenture of Mortgage and Deed of Trust (herein sometimes referred to as the "Original Indenture"), dated July 1, 1945, to the Trustee to secure an issue of First Mortgage Bonds of the Company ("Bonds"); and

        WHEREAS, Bonds in the aggregate principal amount of $34,000,000 have heretofore been issued under and in accordance with the terms of the Original Indenture as Bonds of an initial series designated "First Mortgage Bonds, 3 1/8% Series due 1975" (herein sometimes referred to as the "Bonds of the 1975 Series"); and

        WHEREAS, the Company has heretofore executed and delivered to the Trustee several supplemental indentures which provided, among other things, for the creation or issuance of several new series of First Mortgage Bonds under the terms of the Original Indenture as follows:

Supplemental Indenture	Dated	Series Designation		Principal Amount
First	11-1-47	3-1/2%	Series due 1977	$ 6,000,000	(1)
Second	11-1-48	3-1/2%	Series due 1977	4,000,000	(1)
Third	5-1-52	3-1/2%	Second Series due 1977	4,000,000	(1)
Fourth	11-1-53	4-1/8%	Series due 1983	8,000,000	(2)
Fifth	11-1-54	3-3/8%	Series due 1984	12,000,000	(1)
Sixth	9-1-56	4-1/4%	Series due 1986	16,000,000	(1)
Seventh	6-1-57	4-7/8%	Series due 1987	10,000,000	(1)
Eighth	12-1-57	5-1/2%	Series due 1987	15,000,000	(3)
Ninth	6-1-60	5-1/4%	Series due 1990	15,000,000	(1)
Tenth	11-1-61	5-1/8%	Series due 1991	12,000,000	(1)
Eleventh	2-1-63	4-5/8%	Series due 1993	15,000,000	(1)
Twelfth	6-1-63	4-3/4%	Series due 1993	18,000,000	(1)
Thirteenth	4-1-64	4-3/4%	Series due 1994	18,000,000	(1)
Fourteenth	3-1-65	4.70%	Series due 1995	14,000,000	(1)
Fifteenth	6-1-66	5-7/8%	Series due 1996	12,000,000	(1)
Sixteenth	10-1-67	6.60%	Series due October 1, 1997	24,000,000	(1)
Seventeenth	4-1-70	8-3/4%	Series due April 1, 1977	20,000,000	(1)
Eighteenth	11-1-70	9-7/8%	Series due November 1, 2000	20,000,000	(4)
Nineteenth	11-1-71	8%	Series due November 1, 2001	20,000,000	(4)
Twentieth	11-1-72	7-3/4%	Series due November 1, 2002	20,000,000	(4)
Twenty-first	4-1-73	7.95%	Series due April 1, 2003	35,000,000	(4)
Twenty-second	10-1-73	8-3/4%	Series due October 1, 2003	17,000,000	(4)
Twenty-third	12-1-74	10-1/2%	Series due December 1, 1980	40,000,000	(1)
Twenty-fourth	4-1-75	10%	Series due April 1, 1982	40,000,000	(1)
Twenty-fifth	6-1-75	9-7/8%	Series due June 1, 1985	27,000,000	(1)
Twenty-sixth	12-1-75	11-5/8%	Series due December 1, 2005	50,000,000	(4)
Twenty-seventh	4-1-76	9-1/2%	Series due April 1, 2006	50,000,000	(4)
Twenty-eighth	9-1-76	9-3/4%	Series due September 1, 1996	62,500,000	(4)
Twenty-ninth	6-1-88	8-3/4%	Series due June 1, 2007	50,000,000	(4)
Thirtieth	10-1-78	9.4%	Series due January 1, 1999	25,000,000	(4)
Thirty-first	11-1-78	9.80%	Series due November 1, 1998	50,000,000	(4)
Thirty-second	2-1-80	13-1/4%	Series due February 1, 2000	55,000,000	(4)
Thirty-third	8-1-80	13-7/8%	Series due August 1, 2010	75,000,000	(4)
Thirty-sixth	10-1-82	13-1/2%	Series due October 1, 2012	75,000,000	(4)
Thirty-seventh	11-15-84	11-5/8%	Extendable Series A due November 15, 1999	75,000,000	(4)
Thirty-eighth	6-1-85	10-3/4%	Series due June 1, 1995	60,000,000	(4)
Thirty-ninth	3-1-86	9-5/8%	Series due March 1, 2016	100,000,000	(4)
Fortieth	10-1-90		Medium Term Note Series	200,000,000
Forty-first	12-1-91		Medium Term Note Series I	150,000,000
Forty-second	4-1-93	7-3/4%	Series due April 15, 2023	150,000,000
Forty-third	7-1-93		Medium Term Notes Series II	75,000,000
Forty-fourth	8-1-94		Medium Term Notes Series III	75,000,000	(1)
Forty-fifth	5-1-95		Medium Term Notes Series IV	75,000,000
Forty-sixth	8-1-96		Medium Term Notes Series V	50,000,000	(1)

(1) Paid in full at maturity.

(2) This entire issue of Bonds was redeemed out of proceeds from the sale of First Mortgage Bonds, 3-3/8% Series due 1984.

(3) This entire issue of Bonds was redeemed out of proceeds from the sale of First Mortgage         Bonds, 4-5/8% Series due 1993.

                    (4) Redeemed in full prior to maturity.

which bonds are sometimes referred to herein as the "Bonds of the 1977 Series", "Bonds of the 1977 Second Series", "Bonds of the 1983 Series", "Bonds of the 1984 Series", "Bonds of the 1986 Series", "Bonds of the 4⅞% Series due 1987", "Bonds of the 5 1/2% Series due 1987", "Bonds of the 1990 Series", "Bonds of the 1991 Series", "Bonds of the 4⅝% Series due 1993", "Bonds of the 4 3/4% Series due 1993", "Bonds of the 1994 Series", "Bonds of the 1995 Series", "Bonds of the 1996 Series", "Bonds of the 1997 Series", "Bonds of the 1977 Third Series", "Bonds of the 2000 Series", "Bonds of the 2001 Series", "Bonds of the 2002 Series", "Bonds of the 2003 Series", "Bonds of the 2003 Second Series", "Bonds of the 1980 Series", "Bonds of the 1982 Series", "Bonds of the 1985 Series", "Bonds of the 2005 Series", "Bonds of the 2006 Series", "Bonds of the 1996 Second Series", "Bonds of the 2007 Series", "Bonds of the 1999 Series", "Bonds of the 1998 Series", "Bonds of the 2000 Second Series", "Bonds of the 2010 Series", "Bonds of the 2012 Series", "Bonds of the Extendable Series A", "Bonds of the 1995 Second Series", "Bonds of the 2016 Series", "Bonds of the Medium Term Note Series", "Bonds of the Medium Term Note Series I", "Bonds of the 2023 Series", "Bonds of the Medium Term Note Series II", "Bonds of the Medium Term Note Series III", "Bonds of the Medium Term Note Series IV", and "Bonds of the Medium Term Note Series V," respectively; and

        WHEREAS, the Original Indenture provides that the Company and the Trustee, subject to the conditions and restrictions in the Original Indenture contained, may enter into an indenture or indentures supplemental thereto, which shall thereafter form a part of said Original Indenture, among other things, to mortgage, pledge, convey, transfer or assign to the Trustee and to subject to the lien of the Original Indenture with the same force and effect as though included in the granting clauses thereof, additional properties acquired by the Company after the execution and delivery of the Original Indenture, and to provide for the creation of any series of Bonds (other than the Bonds of the 1975 Series), designating the series to be created and specifying the form and provisions of the Bonds of such series as therein provided or permitted, and to provide a sinking, amortization, replacement or other analogous fund for the benefit of all or any of the Bonds of any one or more series, of such character and of such amount, and upon such terms and conditions as shall be contained in such supplemental indenture; and

        WHEREAS, the Company has heretofore executed and delivered to the Trustee the Fortieth Supplemental Indenture and the Forty-first Supplemental Indenture amending in certain respects the Original Indenture, as theretofore supplemented (such Original Indenture as so supplemented and amended is hereinafter referred to as the "Mortgage"); and

        WHEREAS, the Company desires to further amend the Mortgage in certain respects pursuant to Section 17.01 of the Original Indenture, and the Trustee has agreed to such amendments; and

        WHEREAS, the Company desires to provide for the creation of a new series of Bonds to be known as "First Mortgage Bonds, Second Series due 2002" (sometimes herein referred to as the "Bonds of the 2002 Second Series"), and to specify the form and provisions of the Bonds of the 2002 Second Series, and to mortgage, pledge, convey, transfer or assign to the Trustee and to subject to the lien of the Mortgage certain additional properties acquired by the Company since the execution and delivery of the Original Indenture; and

        WHEREAS, the Company intends at this time to issue $150,000,000 aggregate principal amount of Bonds of the 2002 Second Series under and in accordance with the terms of the Mortgage; and

        WHEREAS, the Bonds of the 2002 Second Series and the Trustee's authentication certificate to be executed on the Bonds of the 2002 Second Series are to be substantially in the following forms, respectively:

(Form of Bond of the 2002 Second Series)

[Face of Bond]

No. _____                                                                                                                         $150,000,000

PORTLAND GENERAL ELECTRIC COMPANY

FIRST MORTGAGE BOND, SECOND SERIES DUE 2002

ORIGINAL ISSUE DATE:                     December 14, 2001

INITIAL INTEREST RATE:                  2.995%

MATURITY DATE:                             December 16, 2002

INTEREST PAYMENT DATES:           March 14, 2002

                                                          June 14, 2002

                                                          September 14, 2002

                                                          December 16, 2002

        Portland General Electric Company, an Oregon corporation (hereinafter sometimes called the "Company"), for value received, hereby promises to pay to BANK ONE, NA, or registered assigns, the principal sum of One Hundred Fifty Million Dollars ($150,000,000) on the Maturity Date (except to the extent redeemed or repaid prior to the Maturity Date), and to pay interest thereon at the Interest Rate as defined below, until the principal hereof is paid or duly made available for payment, quarterly on the Interest Payment Dates specified above, in each year commencing on the first Interest Payment Date next succeeding the Original Issue Date specified above. Interest on this bond will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from the Original Issue Date specified above, until the principal hereof has been paid or duly made available for payment. If the Maturity Date or an Interest Payment Date falls on a day which is not a Business Day as defined below, principal or interest payable with respect to such Maturity Date or Interest Payment Date will be paid on the next succeeding Business Day with the same force and effect as if made on such Maturity Date or Interest Payment Date, as the case may be, and no interest shall accrue for the period from and after such Maturity Date or Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions, be paid to the person in whose name this bond (or one or more predecessor bonds) is registered at the close of business on the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date (the "Regular Record Date"); provided, however, that interest payable on the Maturity Date will be payable to the person to whom the principal hereof shall be payable. Should the Company default in the payment of interest ("Defaulted Interest"), the Defaulted Interest shall be paid to the person in whose name this bond (or one or more predecessor bonds) is registered on a subsequent record date fixed by the Company, which subsequent record date shall be fifteen (15) days prior to the payment of such Defaulted Interest. As used herein (A) "Interest Rate" shall mean the sum of (i) the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars, for a period of three (3) months commencing on the Original Issue Date or the applicable Interest Payment Date (the "Interest Period"), appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period (provided that (x) if Reuters Screen FRBD is not available to Bank One, NA for any reason, the rate determined pursuant to this clause for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (y) if no such British Bankers' Association Interest Settlement Rate is available to Bank One, NA, the rate determined pursuant to this clause for the relevant Interest Period shall instead be the rate determined by Bank One, NA to be the rate at which Bank One, NA or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period), in the principal amount hereof, plus (ii) 1.125%; provided that if any principal of this bond is not paid when due (by acceleration or otherwise), such principal shall bear interest from such due date until paid in full at a rate per annum equal to the greater of the rate set forth above and the sum of 2% plus the "prime rate" announced by Bank One, NA or by its parent, Bank One Corporation, from time to time, changing when and as said prime rate changes; and (B) "Business Day" means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law to close.

        Payment of the principal of and interest on this bond will be made in immediately available funds at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        Reference is hereby made to the further provisions of this bond set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

        This bond shall not become or be valid or obligatory for any purpose until the authentication certificate hereon shall have been signed by the Trustee.

        IN WITNESS WHEREOF, PORTLAND GENERAL ELECTRIC COMPANY has caused this instrument to be executed manually or in facsimile by its duly authorized officers and has caused a facsimile of its corporate seal to be imprinted hereon.

Dated:

                                                                                      PORTLAND GENERAL ELECTRIC COMPANY

                                                                                      By:

                                                                                                                              [Title]

Attest:

                                                      Secretary

(Form of Trustee's Authentication Certificate for

Bonds of the 2002 Second Series)

        This is one of the bonds, of the series designated herein, described in the within-mentioned Indenture.

                                                                                                         HSBC BANK USA, AS TRUSTEE

                                                                                                          By:

                                                                                                                                        Authorized Officer

[Reverse of Bond]

        This bond is one of the bonds, of a series designated as First Mortgage Bonds, Second Series due 2002 (sometimes herein referred to as the "Bonds of the 2002 Second Series") of an authorized issue of bonds of the Company, known as First Mortgage Bonds, not limited as to maximum aggregate principal amount, all issued or issuable in one or more series under and equally secured (except insofar as any sinking fund, replacement fund or other fund established in accordance with the provisions of the Indenture hereinafter mentioned may afford additional security for the bonds of any specific series) by an Indenture of Mortgage and Deed of Trust dated July 1, 1945, duly executed and delivered by the Company to HSBC Bank USA (formerly known as The Marine Midland Trust Company of New York), as Trustee, as supplemented and modified by forty-seven supplemental indentures (such Indenture of Mortgage and Deed of Trust as so supplemented and modified being hereinafter called the "Indenture"), to which Indenture and all indentures supplemental thereto, reference is hereby made for a description of the property mortgaged and pledged as security for said bonds, the nature and extent of the security, and the rights, duties and immunities thereunder of the Trustee, the rights of the holders of said bonds and of the Trustee and of the Company in respect of such security, and the terms upon which said bonds may be issued thereunder.

        The Bonds of the 2002 Second Series may be redeemed prior to maturity as a whole at any time or in part from time to time (upon notice given not more than five nor less than three days prior to the date of redemption), at a redemption price equal to 100% of the principal amount to be redeemed together with interest accrued on the bonds to the date of redemption (plus, if such redemption is made on a date other than a scheduled Interest Payment Date, any loss or expense incurred by Bank One, NA in liquidating or employing deposits acquired to fund or maintain its investment in the Bonds of the 2002 Second Series).

        If this bond or any portion thereof ($1,000 or an integral multiple thereof) is duly called for redemption and payment duly provided for as specified in the Indenture, this bond or such portion thereof shall cease to be entitled to the lien of the Indenture from and after the date payment is so provided for and shall cease to bear interest from and after the date fixed for such redemption.

        In the event of the selection for redemption of a portion only of the principal of this bond, payment of the redemption price will be made only upon surrender of this bond in exchange for a bond or bonds (but only of authorized denominations of the same series) for the unredeemed balance of the principal amount of this bond.

        This bond will not be subject to any sinking fund.

        Interest payments on this bond will include interest accrued to but excluding the Interest Payment Date or the Maturity Date, as the case may be. Interest payments for this bond will be computed and paid on the basis of a 360-day year.

        The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than seventy-five percent in principal amount of the bonds (exclusive of bonds disqualified by reason of the Company's interest therein) at the time outstanding, including, if more than one series of bonds shall be at the time outstanding, not less than sixty percent in principal amount of each series affected, to effect, by an indenture supplemental to the Indenture, modifications or alterations of the Indenture and of the rights and obligations of the Company and of the holders of the bonds and coupons; provided, however, that no such modification or alteration shall be made without the written approval or consent of the holder hereof which will (a) extend the maturity of this bond or reduce the rate or extend the time of payment of interest hereon or reduce the amount of the principal hereof, (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, or (c) reduce the percentage of the principal amount of the bonds upon the approval or consent of the holders of which modifications or alterations may be made as aforesaid.

        The transfer of this bond is registrable by the registered owner hereof in person or by such owner's attorney duly authorized in writing, at the corporate trust office of the Trustee in the Borough of Manhattan, City and State of New York, upon surrender of this bond for cancellation and upon payment of any taxes or other governmental charges payable upon such transfer, and thereupon a new registered bond or bonds of the same series and of a like aggregate principal amount will be issued to the transferee or transferees in exchange therefor.

        The Company, the Trustee and any paying agent may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payments of or an account of the principal hereof and interest due hereon, and for all other purposes, whether or not this bond shall be overdue, and neither the Company, the Trustee nor any paying agent shall be affected by any notice to the contrary.

        Bonds of this series are issuable only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. The registered owner of this bond at its option may surrender the same for cancellation at said office of the Trustee and receive in exchange therefor the same aggregate principal amount of registered bonds of the same series but of other authorized denominations upon payment of any taxes or other governmental charges payable upon such exchange and subject to the terms and conditions set forth in the Indenture.

        If an event of default as defined in the Indenture shall occur, the principal of this bond may become or be declared due and payable before maturity in the manner and with the effect provided in the Indenture. The holders, however, of certain specified percentages of the bonds at the time outstanding, including in certain cases specified percentages of bonds of particular series, may in the cases, to the extent and as provided in the Indenture, waive certain defaults thereunder and the consequences of such defaults.

        No recourse shall be had for the payment of the principal of or the interest on this bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, against any incorporator, shareholder, director or officer, past, present or future, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, shareholders, directors and officers, as such, being waived and released by the holder and owner hereof by the acceptance of this bond and as provided in the Indenture.

        The Indenture provides that this bond shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with and governed by the laws of said State.

(End of Form of Bond of the Second Series due 2002)

and

        WHEREAS, all acts and proceedings required by law and by the charter or articles of incorporation and bylaws of the Company necessary to make the Bonds of the 2002 Second Series to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute this Supplemental Indenture a valid and binding instrument, have been done and taken; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized;

        NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, that, in order to secure the payment of the principal of, premium, if any, and interest on all Bonds at any time issued and outstanding under the Original Indenture as supplemented and modified by the forty-six supplemental indentures hereinbefore described and as supplemented and modified by this Supplemental Indenture, according to their tenor, purport and effect, and to secure the performance and observance of all the covenants and conditions therein and herein contained, and for the purpose of confirming and perfecting the lien of the Mortgage on the properties of the Company hereinafter described, or referred to, and for and in consideration of the premises and of the mutual covenants herein contained, and acceptance of the Bonds of the 2002 Second Series by the holders thereof, and for other valuable consideration, the receipt whereof is hereby acknowledged, the Company has executed and delivered this Supplemental Indenture and by these presents does grant, bargain, sell, warrant, alien, convey, assign, transfer, mortgage, pledge, hypothecate, set over and confirm unto the Trustee the following property, rights, privileges and franchises (in addition to all other property, rights, privileges and franchises heretofore subjected to the lien of the Original Indenture as supplemented by the forty-six supplemental indentures hereinbefore described and not heretofore released from the lien thereof), to wit:

CLAUSE I

        Without in any way limiting anything hereinafter described, all and singular the lands, real estate, chattels real, interests in land, leaseholds, ways, rights-of-way, easements, servitudes, permits and licenses, lands under water, riparian rights, franchises, privileges, electric generating plants, electric transmission and distribution systems, and all apparatus and equipment appertaining thereto, offices, buildings, warehouses, garages, and other structures, tracks, machine shops, materials and supplies and all property of any nature appertaining to any of the plants, systems, business or operations of the Company, whether or not affixed to the realty, used in the operation of any of the premises or plants or systems or otherwise, which have been acquired by the Company since the execution and delivery of the Original Indenture and not heretofore included in any indenture supplemental thereto, and now owned or which may hereafter be acquired by the Company (other than excepted property as defined in the Mortgage).

CLAUSE II

        All corporate, Federal, State, municipal and other permits, consents, licenses, bridge licenses, bridge rights, river permits, franchises, grants, privileges and immunities of every kind and description, owned, held, possessed or enjoyed by the Company (other than excepted property as defined in the Mortgage) and all renewals, extensions, enlargements and modifications of any of them, which have been acquired by the Company since the execution and the delivery of the Original Indenture and not heretofore included in any indenture supplemental thereto, and now owned or which may hereafter be acquired by the Company.

CLAUSE III

        Also all other property, real, personal or mixed, tangible or intangible (other than excepted property as defined in the Mortgage) of every kind, character and description and wheresoever situated, whether or not useful in the generation, manufacture, production, transportation, distribution, sale or supplying of electricity, hot water or steam, which have been acquired by the Company since the execution and delivery of the Original Indenture and not heretofore included in any indenture supplemental thereto, and now owned or which may hereafter be acquired by the Company (other than excepted property as defined in the Mortgage).

CLAUSE IV

        Together with all and singular the plants, buildings, improvements, additions, tenements, hereditaments, easements, rights, privileges, licenses and franchises and all other appurtenances whatsoever belonging or in any wise pertaining to any of the property hereby mortgaged or pledged, or intended so to be, or any part thereof, and the reversion and reversions, remainder and remainders, and the rents, revenues, issues, earnings, income, products and profits thereof, and every part and parcel thereof, and all the estate, right, title, interest, property, claim and demand of every nature whatsoever of the Company at law, in equity or otherwise howsoever, in, of and to such property and every part and parcel thereof (other than excepted property as defined in the Mortgage).

TO HAVE AND TO HOLD all of said property, real, personal and mixed, and all and singular the lands, properties, estates, rights, franchises, privileges and appurtenances hereby mortgaged, conveyed, pledged or assigned, or intended so to be, together with all the appurtenances thereto appertaining and the rents, issues and profits thereof, unto the Trustee and its successors and assigns, forever:

        SUBJECT, HOWEVER, to the exceptions, reservations, restrictions, conditions, limitations, covenants and matters contained in all deeds and other instruments whereunder the Company has acquired any of the property now owned by it, and to permitted encumbrances as defined in Subsection B of Section 1.11 of the Mortgage;

        BUT IN TRUST NEVERTHELESS, for the equal and proportionate use, benefit, security and protection of those who from time to time shall hold the Bonds authenticated and delivered under the Original Indenture and the forty-six supplemental indentures hereinbefore described or this Supplemental Indenture, and duly issued by the Company, without any discrimination, preference or priority of any one Bond over any other by reason of priority in the time of issue, sale or negotiation thereof or otherwise, except as provided in Section 11.28 of the Mortgage, so that, subject to said Section 11.28, each and all of said Bonds shall have the same right, lien and privilege under the Original Indenture and the forty-six supplemental indentures hereinbefore described, or this Supplemental Indenture, and shall be equally secured thereby and hereby and shall have the same proportionate interest and share in the trust estate, with the same effect as if all of the Bonds had been issued, sold and negotiated simultaneously on the date of delivery of the Original Indenture;

        AND UPON THE TRUSTS, USES AND PURPOSES and subject to the covenants, agreements and conditions in the Original Indenture and the forty-six supplemental indentures hereinbefore described and herein set forth and declared.

ARTICLE ONE.
AMENDMENTS TO THE MORTGAGE.

        SECTION 1.01. Amendments to Subsections A and G of Section 1.10 of the Mortgage. The holders of all outstanding Bonds of all Series having consented thereto, Subsections A and G of Section 1.10 of the Mortgage are and shall hereby be amended so as to read as follows:

        "A. The term 'bondable public utility property' shall mean and comprise any tangible property now owned or hereafter acquired by the Company and subjected to the lien of this Indenture, which is located in the States of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada and Alaska and is used or is useful to it in the business of furnishing or distributing electricity for heat, light or power or other use, or supplying hot water or steam for heat or power or steam for other purposes, including, without limiting the generality of the foregoing, all properties necessary or appropriate for purchasing, generating, manufacturing, producing, transmitting, supplying, distributing and/or disposing of electricity, hot water or steam; provided, however, that the term 'bondable public utility property' shall not be deemed to include any nonbondable property, as defined in Subsection B of this Section 1.10, or any excepted property."

        "G. The term 'minimum provision for depreciation' for the period from March 31, 1945 through December 31, 1966, as applied to bondable public utility property, whether or not subject to a prior lien, shall mean $35,023,487.50.

        "The term 'minimum provision for depreciation' for any calendar year subsequent to December 31, 1966, as applied to bondable public utility property, shall mean the greater of (i) an amount equal to 2% of depreciable bondable public utility property, as shown by the books of the Company as of January 1 of such year, with respect to which the Company was as of that date required, in accordance with sound accounting practice, to make appropriations to a reserve or reserves for depreciation or obsolescence, or (ii) the amount actually appropriated by the Company on its books of account to a reserve or reserves for depreciation or obsolescence in respect of depreciable bondable public utility property for such calendar year, in either case less an amount equal to the aggregate of (a) the amount of any property additions which during such calendar year were included in an officers' certificate filed with the Trustee as the basis for a sinking fund credit pursuant to the provisions of a sinking fund for Bonds of any series and which as a result of having been so included have been deemed, either without time limit or only so long as any Bonds of such series are outstanding, to have been 'included in an officers' certificate filed with the Trustee as the basis for a sinking fund credit' and to have been 'made the basis for action or credit hereunder' as such term is defined in Subsection H of Section 1.10 of the Original Indenture, and (b) 166-2/3% of the principal amount of Bonds of any series which shall have been delivered to the Trustee as a credit, or which the Company shall have elected to apply as a credit, against any sinking fund payment due during such calendar year for Bonds of any series, or which shall have been redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment due during such calendar year for Bonds of any series and which as a result of having been so made the basis of a credit upon a sinking fund payment and/or so redeemed by operation of a sinking fund shall have been disqualified, either without time limit or only so long as any Bonds of such series are outstanding, from being made the basis of the authentication and delivery of Bonds or of any other further action or credit under the Original Indenture or any supplemental indenture. Bonds delivered to the Trustee as, or applied as, a credit against any sinking fund payment and Bonds redeemed in anticipation of any sinking fund payment, regardless of the time when they were actually delivered, applied or redeemed, for purposes of the preceding sentence shall be deemed to have been delivered, applied or redeemed, as the case may be, on the sinking fund payment date when such sinking fund payment was due. Bonds redeemed out of moneys paid to the Trustee on account of any sinking fund payment shall, regardless of the date when they were redeemed, for purposes of the second preceding sentence, be deemed to have been redeemed on the later of (i) the date on which such moneys were paid to the Trustee or (ii) the sinking fund payment date when such sinking fund payment was due."

        "The minimum provision for depreciation for any calendar year subsequent to December 31, 1966, as applied to bondable public utility property not subject to a prior lien, shall be determined as set forth in the paragraph immediately preceding, except that all references therein to 'depreciable bondable public utility property' shall be deemed to be 'depreciable bondable public utility property not subject to a prior lien'.

        "The minimum provision for depreciation as applied to bondable public utility property and the minimum provision for depreciation as applied to bondable public utility property not subject to a prior lien for any period commencing subsequent to December 31, 1966 which is of twelve whole calendar months' duration but is other than a calendar year or which is of less than twelve whole calendar months' duration shall be determined by multiplying the number of whole calendar months in such period by one-twelfth of the corresponding minimum provision for depreciation for the most recent calendar year completed prior to the end of such period, and fractions of a calendar month shall be disregarded.

        "The aggregate amount of the minimum provision for depreciation as applied to bondable public utility property and the aggregate amount of the minimum provision for depreciation as applied to bondable public utility property not subject to a prior lien from March 31, 1945 to any date shall be the sum of the corresponding minimum provision for depreciation for each completed calendar year between December 31, 1966 and such date, plus (1) the corresponding minimum provision for depreciation for the period, if any, from the end of the most recent such completed calendar year to such date, in each case determined as set forth above, plus (2) $35,023,487.50, plus (3) an amount equal to the aggregate of (a) the amount of any property additions which, between December 31, 1966 and such date, became property additions of the character described in clause (a) of the second paragraph of this Subsection G and which, thereafter, also between December 31, 1966 and such date, became 'available additions' as a result of the fact that all Bonds of such series ceased to be outstanding, and (b) 166-2/3% of the principal amount of Bonds of any series which, between December 31, 1966 and such date, become Bonds of the character described in clause (b) of the second paragraph of this Subsection G and which, thereafter, also between December 31, 1966 and such date, became 'available Bond retirements' as a result of the fact that all Bonds of such series ceased to be outstanding."

        SECTION 1.02. Other Amendments to the Mortgage. The holders of all outstanding Bonds of all Series having consented thereto:

        (1)     Subsection H of Section 1.10 of the Mortgage is and hereby shall be amended by inserting before the semicolon preceding clause (ii) thereof, and as a part of clause (1) thereof, the words "if, to the extent that, and so long as, the provisions of this Indenture or any supplemental indentures creating or providing for any such fund or any supplemental indentures amending the provisions creating or providing for any such fund shall preclude the use of property additions so included in an officers' certificate as the basis for further action or credit hereunder"; Subsection I of Section 1.10 of the Mortgage is and hereby shall be amended by changing the reference therein from "Item 5" to "Item 7"; and Subsection J of Section 1.10 of the Mortgage is and hereby shall be amended by changing the reference therein from "Item 4" to "Item 5";

        (2)     Paragraph (3) of Section 3.01.A of the Mortgage is and hereby shall be amended by changing the period at the end thereof to a comma and adding the following words thereto: "except to the extent otherwise provided in this Indenture or in any supplemental indenture";

        (3)     The Certificate of Available Additions set forth in Section 3.03.A of the Mortgage is and hereby shall be amended by

(i)     adding new paragraphs (5) and (6) thereto immediately preceding existing paragraph (5) thereof, as follows:

"(5)     The aggregate amount, if any, of available additions included in Item 4 above which were so included because the same were made the basis of a credit upon any sinking fund payment for Bonds of any series and which have subsequently again become 'available additions' as a result of the fact that all Bonds of such series ceased to be outstanding, is $______.

"(6)     The aggregate amount of available additions heretofore made the basis for action or credit under said Indenture of Mortgage and which have not subsequently again become 'available additions' as set forth in Item 5 above, namely Item 4 above minus Item 5 above is $ _______

(ii)     renumbering existing paragraph (5) as paragraph (7) and changing the references in renumbered paragraph (7) from "Item 3 above minus Item 4 above" to "Item 3 above minus Item 6 above",

(iii)     renumbering existing paragraphs (6) and (7) as paragraphs (8) and (9) and changing the references in renumbered paragraph (9) from "Item 5 above minus Item 6 above" to "Item 7 above minus Item 8 above", and

(iv)     deleting "Item 7 above" in the second line of the paragraph immediately succeeding renumbered paragraph (9) and substituting "Item 9 above" therefor; and

        (4)     The Certificate of Available Bond Retirements set forth in Section 3.03.B of the Mortgage is and hereby shall be amended by

(i)     adding a new paragraph (4) thereto immediately preceding the existing paragraph (4) thereof, as follows:

"(4)     The aggregate amount, if any, of Bonds previously made the basis of a credit upon any sinking fund payment for Bonds of any series, and/or redeemed (whether on a sinking fund payment date or in anticipation of sinking fund payment) by operation of the sinking fund for Bonds of such series, which have subsequently become 'available Bond retirements' as a result of the fact that all Bonds of such series ceased to be outstanding is $ _______"

(ii)     renumbering the existing paragraph (4) as paragraph (5) and revising the same to read as follows: "The amount of presently available Bond retirements, namely the sum of Items (1), (2), (3) and (4) above, is $_______"

(iii)     renumbering the existing paragraphs (5) and (6) as (6) and (7), respectively, and changing the reference in renumbered paragraph (7) from "Item 4 minus Item 5" to "Item 5 minus Item 6".

ARTICLE TWO.
BONDS OF THE 2002 SECOND SERIES AND
CERTAIN PROVISIONS RELATING THERETO.

        SECTION 2.01A. Definitions Pertaining to Series. Capitalized terms used in this Supplemental Indenture but not otherwise defined herein shall have the respective meanings given to them in the Mortgage and the following terms shall have the meanings set forth below:

        Credit Agreement:

        The term "Credit Agreement" shall mean the Second Amended and Restated Credit Agreement dated as of July 12, 2001 among the Company, various financial institutions and Bank One, NA, as Administrative Agent, as such Credit Agreement is in effect on the date hereof (and without giving effect to (i) any amendment thereof or waiver thereunder unless consented to by Bank One, NA or (ii) any termination thereof).

        Sample Bond:

        The term "Sample Bond" shall mean the Form of Bond of the 2002 Second Series set forth in the recitals to this Supplemental Indenture.

        SECTION 2.01B. Certain Terms of Bonds of the 2002 Second Series. There is hereby established a series of First Mortgage Bonds of the Company designated and entitled as "First Mortgage Bonds, Second Series due 2002" (sometimes referred to as the "Bonds of the 2002 Second Series"). The aggregate principal amount of the Bonds of the 2002 Second Series shall be limited to One Hundred Fifty Million Dollars ($150,000,000), excluding, however, any Bonds of the 2002 Second Series which may be executed, authenticated and delivered in exchange for or in lieu of or in substitution for other Bonds of such Series pursuant to the provisions of the Mortgage or of this Supplemental Indenture.

        The definitive Bonds of the 2002 Second Series shall be issuable in substantially the form of the Sample Bond and only in fully registered form without coupons in the denomination of $1,000, or any amount in excess thereof that is an integral multiple of $1,000. Notwithstanding the provisions of Section 2.05 of the Mortgage, each Bond of the 2002 Second Series shall be dated as of the date of its authentication, shall mature on the Maturity Date specified on the face of the Sample Bond, shall bear interest at a variable rate as provided in the Sample Bond, and shall have such other terms and conditions not inconsistent with the Mortgage and this Supplemental Indenture as the Board of Directors of the Company, or any officer of the Company acting pursuant to authority granted by the Board of Directors, may determine (the execution of any Bond of the 2002 Second Series by any authorized officer of the Company being, with regard to any holder of such bond, conclusive evidence of such approval). Interest on Bonds of the 2002 Second Series shall be payable on the dates established on the date of first authentication of such Bond ("Original Issue Date"). The person in whose name any Bond of the 2002 Second Series is registered at the close of business on the applicable record date with respect to any interest payment date shall be entitled to receive the interest payable thereon on such interest payment date notwithstanding the cancellation of such Bond upon any registration of transfer or exchange thereof subsequent to such record date and prior to such interest payment date, unless the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the person in whose name such Bond is registered on a subsequent record date fixed by the Company, which subsequent record date shall be fifteen (15) days prior to the payment of such defaulted interest. Such interest payments shall be made in such manner and in such places as provided in the Sample Bond. The principal of the Bonds of the 2002 Second Series shall be payable in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts at the office or agency of the Company in the Borough of Manhattan, City and State of New York, and interest on such Bonds shall be payable in like coin or currency at said office or agency.

        Upon compliance with the provisions of Section 2.06 of the Mortgage and as provided in this Supplemental Indenture, and upon payment of any taxes or other governmental charges payable upon such exchange, Bonds of the 2002 Second Series may be exchanged for a new Bond or Bonds of different authorized denominations of like aggregate principal amount.

        The Trustee hereunder shall, by virtue of its office as such Trustee, be the registrar and transfer agent of the Company for the purpose of registering permitted transfers of Bonds of the 2002 Second Series.

        Notwithstanding the provisions of Section 2.11 of the Mortgage, no service charge shall be made for any exchange or registration of transfer of Bonds of the 2002 Second Series, but the Company at its option may require payment of a sum sufficient to cover any tax or other governmental charge incident thereto.

        SECTION 2.01C. Covenants Related to Bonds of the 2002 Second Series. The Company agrees that, prior to payment in full of all obligations arising in connection with the Bonds of the 2002 Second Series, it will:

        (a) not incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including the issuance of debt securities or warrants or rights to acquire debt) other than (x) an aggregate of up to $550,000,000 in short-term indebtedness outstanding at any time, (y) long-term indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds and (c) up to $300,000,000 in additional indebtedness;

        (b) not sell, lease, assign, transfer or otherwise dispose of any assets or interest therein to an affiliate of the Company except for full payment in cash for the fair market value thereof (as determined in good faith by the Board of Directors of the Company); and

        (c) perform each covenant set forth in Article VI of the Credit Agreement as if such covenants and all related definitions mutatis mutandis were set forth herein (it being understood that any reference to the "Borrower" shall be deemed to be a reference to the Company, and any reference to the "Agent," "Bank," "Lender" or "Required Lenders" shall be deemed to be a reference to Bank One, NA and any other registered holder of a Bond of the 2002 Second Series).

        Notwithstanding anything to the contrary set forth herein, (i) if the Company fails to comply with this Section 2.01C or (ii) any "Default" under and as defined in the Credit Agreement shall have occurred and be continuing, then the registered holder of a Bond of the 2002 Second Series shall be entitled to declare the principal of and accrued interest on the Bonds of the 2002 Second Series (and all other amounts payable hereunder) to be forthwith due and payable in full, and by a notice in writing to the Company (and to the Trustee) and upon any such declaration, such amount shall become immediately due and payable.

        SECTION 2.02. Redemption Provisions for Bonds of the 2002 Second Series. The Bonds of the 2002 Second Series are subject to redemption prior to maturity as a whole at any time or in part from time to time upon payment of the principal amount thereof together with interest thereon payable to the date of redemption (plus, if such redemption is made on a date other than a scheduled interest payment date, any loss or expense incurred by Bank One, NA in liquidating or employing deposits acquired to fund or maintain its investment in the Bonds of the 2002 Second Series), it being understood the terms set forth in this Section 2.02 shall only apply to Bonds of the 2002 Second Series.

        SECTION 2.03. Sections 4.04, 4.05 and 4.06 to Remain in Effect. Notwithstanding the provisions of Section 4.07 of the Mortgage, the provisions of Sections 4.04, 4.05 and 4.06 of the Mortgage shall remain in full force and effect and shall be performed by the Company so long as any Bonds of the 2002 Second Series remain outstanding.

        SECTION 2.04. Certain Requirements to Remain Applicable. The requirements which are stated in the next to the last paragraph of Section 1.13 and in Clause (9) of Paragraph A of Section 3.01 of the Mortgage to be applicable so long as any of the Bonds of the 1975 Series are outstanding shall remain applicable so long as any of the Bonds of the 2002 Second Series are outstanding.

        SECTION 2.05. Certain Exceptions to Sections 2.06 and 2.10 of the Mortgage. Notwithstanding the provisions of Section 2.06 or Section 2.10 of the Mortgage, the Company shall not be required (a) to issue, register, discharge from registration, exchange or register the transfer of any Bond of the 2002 Second Series for a period of fifteen (15) days next preceding any selection by the Trustee of Bonds of the 2002 Second Series to be redeemed or (b) to register, discharge from registration, exchange or register the permitted transfer of any Bond of the 2002 Second Series so selected for redemption in its entirety or (c) to exchange or register the permitted transfer of any portion of a Bond of the 2002 Second Series which portion has been so selected for redemption.

        SECTION 2.06. Reference to Minimum Provision for Depreciation in Certificate of Available Additions. So long as any Bonds of the 2002 Second Series remain outstanding, all references to the minimum provision for depreciation in the form of certificate of available additions set forth in Section 3.03 of the Mortgage shall be included in any certificate of available additions filed with the Trustee, but whenever Bonds of the 2002 Second Series shall no longer be outstanding, all references to such minimum provisions for depreciation may be omitted from any such certificate.

        SECTION 2.07. Collection of Indebtedness. The Company covenants that if

        (1)     default is made in the payment of any interest on any Bond of the 2002 Second Series when such interest becomes due and payable and such default continues for a period of 30 days, or

        (2)     default is made in the payment of the principal of any Bond of the 2002 Second Series at the Maturity thereof,

the Company will, upon demand of the Trustee, pay to it, for the benefit of the registered holders of such Bonds of the 2002 Second Series, the whole amount then due and payable on such Bonds of the 2002 Second Series for principal and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and on any overdue interest, at the rate or rates prescribed therefore in such Bonds of the 2002 Second Series, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under the Mortgage.

        SECTION 2.08. Duration of Article Two. This Article shall be of force and effect only so long as any Bonds of the 2002 Second Series are outstanding.

ARTICLE THREE.
TRUSTEE.

        SECTION 3.01. Duties of Trustee. The Trustee hereby accepts the trust hereby created.  The Trustee undertakes, prior to the occurrence of an event of default and after the curing of all events of default which may have occurred, to perform such duties and only such duties as are specifically set forth in the Original Indenture as heretofore and hereby supplemented and modified, on and subject to the terms and conditions set forth in the Original Indenture as so supplemented and modified, and in case of the occurrence of an event of default (which has not been cured) to exercise such of the rights and powers vested in it by the Original Indenture as so supplemented and modified, and to use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Bonds of the 2002 Second Series issued hereunder or the due execution thereof by the Company.  The Trustee shall be under no obligation or duty with respect to the filing, registration or recording of this Supplemental Indenture or the re-filing, re-registration or re-recording thereof. The recitals of fact contained herein or in the Bonds of the 2002 Second Series (other than the Trustee's authentication certificate) shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.

ARTICLE FOUR.
MISCELLANEOUS PROVISIONS.

        SECTION 4.01. Date of this Supplemental Indenture. Although this Supplemental Indenture, for convenience and for the purpose of reference, is dated December 14, 2001, the actual date of execution by the Company and by the Trustee is as indicated by their respective acknowledgments hereto annexed.

        SECTION 4.02. Relation to Original Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture as heretofore supplemented and modified, and as supplemented and modified hereby, the Original Indenture as heretofore supplemented and modified is in all respects ratified and confirmed, and the Original Indenture as heretofore and hereby supplemented and modified shall be read, taken and construed as one and the same instrument. All terms used in this Supplemental Indenture shall be taken to have the same meaning as in the Original Indenture except in cases where the context clearly indicates otherwise.

        SECTION 4.03. Invalid, Illegal or Unenforceable Provisions. In case any one or more of the provisions contained in this Supplemental Indenture or in the Bonds of the 2002 Second Series shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

        SECTION 4.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

        SECTION 4.05. Conflicting Provision. If any provision of this Supplemental Indenture conflicts with another provision of the Mortgage required to be included in indentures qualified under the Trust Indenture Act of 1939 (as enacted prior to the date of this Supplemental Indenture) by any of the provisions of said Act, such required provision shall control.

        IN WITNESS WHEREOF, Portland General Electric Company has caused this Supplemental Indenture to be signed in its corporate name by its President or one of its Senior Vice Presidents or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary or one of its Assistant Secretaries, and in token of its acceptance of the trusts created hereunder, HSBC Bank USA has caused this Supplemental Indenture to be signed in its corporate name by one of its Vice Presidents or one of its Assistant Vice Presidents or one of its Corporate Trust Officers and its corporate seal to be hereunto affixed and attested by one of its Corporate Trust Officers, all as of the day and year first above written.

                                                                                      PORTLAND GENERAL ELECTRIC COMPANY

                                                                                     By:

                                                                                     Name:

                                                                                     Title:

Attest:

Title:

(Seal)

                                                                                        HSBC BANK USA

                                                                                        By:

                                                                                         Name:

                                                                                         Title:

Attest:

Title:

(Seal)

State of Oregon           )

                                   )

County of Multnomah  )

        The foregoing instrument was acknowledged before me on this          day of December by                                             , a                                          of PORTLAND GENERAL ELECTRIC COMPANY, an Oregon corporation, on behalf of said corporation.

                                                                                                 Notary Public for Oregon

                                                                                                 My Commission Expires

[NOTARIAL SEAL]

State of New York          )

                                       )

County of _________     )

The foregoing instrument was acknowledged before me on this          day of December by ________________________, a(an) ______________ of HSBC BANK USA, a New York banking corporation and trust company, on behalf of said corporation.

                                                                                                  Notary Public, State of New York

                                                                                                                    No.

                                                                                                   My Commission Expires

[NOTARIAL SEAL]

State of Oregon            )

                                    )

County of Multnomah   )

                            and                             , a                                 and                                                          , respectively, of PORTLAND GENERAL ELECTRIC COMPANY, an Oregon corporation, the mortgagor in the foregoing mortgage named, being first duly sworn, on oath depose and say that they are the officers above named of said corporation and that this affidavit is made for and on its behalf by authority of its Board of Directors and that the aforesaid mortgage is made by said mortgagor in good faith, and without any design to hinder, delay or defraud creditors.

            Subscribed and sworn to before me this           day of December.

                                                                                                     Notary Public for Oregon

                                                                                                     My Commission Expires

[NOTARIAL SEAL]